Exhibit 10.1

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated March 21, 2014 between CONSOL Energy Inc., a Delaware corporation (the “Company”), and J. Brett Harvey (the “Executive”).

WHEREAS, the Executive presently serves as a Director on the Company’s Board of Directors (the “Board”) and is employed as the Chairman and Chief Executive Officer of the Company;

WHEREAS, the Executive and the Company entered into an amended and restated Employment Agreement dated as of December 2, 2008 (the “Prior Employment Agreement);

WHEREAS, the Company and the Executive entered into a Change in Control Severance Agreement, dated as of December 2, 2008 (the “Change in Control Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement in connection with the Executive’s transition from the role of Chief Executive Officer to the role of Executive Chairman.

In order to effect the foregoing, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, and (iii) an affiliate of the Company as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Base Salary” has the meaning set forth in Section 4.01.

“Cause” means (a) gross negligence in the performance of the Executive’s duties which results in material financial harm to the Company; (b) the Executive’s conviction of, or plea of guilty or nolo contendere to, (i) any felony, or (ii) any misdemeanor involving fraud, embezzlement or theft; (c) the Executive’s intentional failure or refusal to perform his duties and responsibilities with the Company, without the same being corrected within fifteen (15) days after being given written notice thereof; (d) the material breach by the Executive of any of the covenants contained in Articles 6 or 7 of this Agreement; (e) the Executive’s willful violation of any material provision of the Company’s code of conduct for executives and management employees; or (f) the Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. The Executive may be terminated for Cause hereunder only by majority vote of all members of the Board (other than the Executive), which vote is communicated to the Executive in writing.

“COBRA” has the meaning set forth in Section 5.05.

“COBRA Continuation Period” has the meaning set forth in Section 5.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Date of Termination” has the meaning set forth in Section 5.07.

“Employment Period” has the meaning set forth in Section 2.01.

“Good Reason” means, without the Executive’s written consent, (a) the material diminution of the Executive’s duties or responsibilities, including the assignment of any duties and responsibilities materially inconsistent with his position; (b) a material reduction in the Executive’s Base Salary; (c) a material reduction in the Executive’s annual target bonus opportunity (excluding any reduction that is generally applicable to all or substantially all executive officers of the Company); (d) a material reduction in the overall level of employee benefits (including long-term incentive opportunities) provided to the Executive (excluding any reduction that is generally applicable to all or substantially all executive officers of the Company); (e) the Company breaches this Agreement by failing to obtain a written assumption of this Agreement by any person acquiring all or substantially all of the assets of the Company prior to such acquisition; (f) the relocation of the Executive’s principal work location to a location more than fifty (50) miles from Pittsburgh, Pennsylvania; or (g) the Company giving the Executive notice of nonextension of the term of this Agreement in accordance with Section 5.01 solely at either the end of the initial three year term or the end of the first one year extension of the term under Section 5.01 (but, for the avoidance of doubt, not at the end of any further extension of the term). Notwithstanding the forgoing, in order for the Executive to terminate for Good Reason: (a) the Executive must give written notice to the Company of his intention to terminate his employment for Good Reason within sixty (60) days after the event or omission which constitutes Good Reason, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such act or omission, (b) the event must remain uncorrected by the Company for thirty (30) days following such notice (the “Notice Period”), and (C) such termination must occur within sixty (60) days after the expiration of the Notice Period.

“Notice of Termination” has the meaning set forth in Section 5.06.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

“Permanent Disability” means the Executive becomes permanently disabled within the meaning of the long term disability plan of the Company applicable to the Executive under circumstances whereby the Executive is entitled to receive immediate benefits thereunder.

“Reimbursable Expenses” has the meaning set forth in Section 4.05. In addition, any Reimbursable Expense shall be made only in accordance with the following conditions:

(a) The reimbursement of any eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and

(b) The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

“Release” has the meaning set forth in Section 5.02.

“Restricted Territory” means the counties, towns, cities, states or other political subdivisions of any country in which the Company or its Affiliates operates or does business.

“Start Date” has the meaning set forth in Section 2.01.

“Retirement Date” has the meaning set forth in Section 5.01.

ARTICLE 2

EMPLOYMENT

SECTION 2.01. Employment. The Company shall continue to employ the Executive, and the Executive shall continue employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning May 7, 2014 (the date of the beginning of such period to be referred to herein as the “Start Date”) and ending as provided in Section 5.01 (the “Employment Period”).

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01. Position and Duties. During the Employment Period, the Executive shall be employed as Executive Chairman of the Company. In such capacity, the Executive shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board, consistent with the role of Executive Chairman, which may include, in addition to the duties of Chairman as currently performed: (i) the orderly transition of the responsibilities and duties of the chief executive officer to the new chief executive officer, (ii) maintaining and transitioning to the new chief executive officer customer, commercial, financial, shareholder and other relationships which are important to the Company, (iii) providing advice and guidance to the new chief executive officer, as requested by the new chief executive officer, (iv) assisting with investor relations activities of the Company, and (v) providing strategy insight and guidance to the Company. During the Employment Period, the Executive shall devote as much of his working time and efforts to the business and affairs of the Company and its subsidiaries as is necessary to effectively carry out the foregoing duties and responsibilities. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other Person or organization, whether for compensation or otherwise, without the prior written consent of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from (i) managing his personal investments, (ii) serving as a director of a not-for-profit organization, (iii) serving as a director of any company on whose board he serves as of the date of this Agreement, or (iv) serving as a director of any company whose securities are registered under section 12 of the Securities Exchange Act of 1934, as amended, so long as such activities do not interfere with the Executive’s performance of his duties hereunder.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01. Base Salary. During the Employment Period, the Executive’s base salary will be not less than $750,000 per annum (the “Base Salary”). The Base Salary will be payable in accordance with the normal payroll practices of the Company. Annually, during the Employment Period, the Board shall review with the Executive his job performance and compensation, and if deemed appropriate by the Board, in its discretion, the Executive’s Base Salary may be increased but not decreased and, if so increased, such adjusted Base Salary shall become the new Base Salary and shall not thereafter during the Employment Period be decreased.

SECTION 4.02. Bonuses. During the Employment Period, in addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on terms established from time to time by the Board; provided, however, that (i) the Executive’s target annual bonus will be not less than 175% of his Base Salary, and (ii) the Executive’s bonus will be paid at the same time as bonuses are paid for other senior executive officers.

SECTION 4.03. Long Term Incentive Plans. For the portion of the Employment Period after December 31, 2014, the Executive may, at the discretion and to the extent determined by the Board and the Compensation Committee of the Board, be eligible to participate in any long term equity incentive compensation plan maintained by the Company on the terms established from time to time by the Board or the Compensation Committee of the Board, as applicable.

SECTION 4.04. Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit and fringe benefit plans and arrangements made available by the Company to its executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement; provided, however, that the Executive will be credited with eleven (11) years of additional service credit under the Company’s Employee Retirement Plan (the “ERP”) and the Company’s retiree medical plan, representing the Executive’s years of service at PacifiCorp Energy Inc. and its affiliates (“PacifiCorp”); provided, further however, that, to the extent such additional service credit cannot be provided under the ERP, the Company shall provide such benefits under a supplemental retirement plan. Notwithstanding the foregoing, there shall be deducted from the benefits payable to the Executive under the ERP or a supplemental retirement plan an amount equal to the pension benefits payable to the Executive pursuant to any pension benefit plans of PacifiCorp. The Executive will be entitled to a maximum of five (5) weeks of paid vacation annually during the Employment Period.

SECTION 4.05. Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses. In addition, the Company shall reimburse the Executive for all reasonable expenses incurred by him for legal advice in finalizing this Agreement, subject to a maximum of $5,000, within 90 days of the signing of this Agreement.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01. Term. The Employment Period will terminate on the later to occur of May 7, 2015 or the date of the annual shareholders meeting in 2015; provided, however, that at the election of the Board and the Executive, this Agreement shall renew for one (1) additional year (the “Retirement Date”).

SECTION 5.02. Termination for Good Reason or Without Cause. If the Employment Period shall be terminated prior to the Retirement Date (a) by the Executive for Good Reason, or (b) by the Company without Cause, provided the Executive has delivered a signed Release of claims reasonably satisfactory to the Company (the “Release”) to the Company’s General Counsel within thirty (30) days of the Date of Termination and not revoked the Release within the seven-day revocation period provided for in the Release, the Executive shall be paid solely (i) Base Salary through the Date of Termination and any annual bonus awarded in accordance with the Company’s bonus program but not yet paid; (ii) an amount equal to two (2) times the Base Salary and two (2) times the target annual bonus amount, provided that the Executive shall be entitled to any unpaid amounts only if the Executive has not breached and does not breach the provisions of Sections 6.01 and 7.01 hereof; (iii) a pro-rata portion of the Executive’s target bonus for the year of termination, calculated by reference to the number of days during the bonus year during which he was employed by the Company; (iv) payment for all accrued, but unused, vacation time through the Date of Termination; (v) payment for reasonable outplacement assistance services actually incurred by the Executive associated with seeking another employment position within 12 months of the Date of Termination; and (vi) promptly following any such termination, the Executive shall be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination. The amounts described in clauses (i), (ii), and (iv) above will be paid in a single lump sum within ten (10) days after the Date of Termination; provided, however, that no amount shall be paid until expiration of the 7-day statutory revocation period with respect to the release referred to in this Section 5.02 above. The amount described in clause (iii) shall be paid in accordance with the terms of the applicable plan subject to the attainment of the performance goals applicable to such bonus award. The amount described in clause (v) shall be paid no later than the end of the calendar year following the year in which such expense is incurred by the Executive. The terms of all Company restricted stock units, stock options and other equity based awards will be as set forth in the applicable award agreements, and medical benefits shall be as provided in Section 5.05 below. The Executive’s entitlements under any other benefit plan or program shall be as determined thereunder, except that severance benefits shall not be payable under any other plan or program. Notwithstanding the foregoing, if a termination of employment results in severance benefits being paid under the Change in Control Agreement (or any successor thereto), no amounts or benefits will be paid to the Executive under this Section 5.02 or 5.05.

SECTION 5.03. Termination Due to Death or Permanent Disability. If the Employment Period shall be terminated prior to the Retirement Date due to the Executive’s death or Permanent Disability, the Executive (or his heirs, estate or legal representative) shall be entitled solely to (i) Base Salary through the Date of Termination and any annual bonus awarded in accordance with the Company’s bonus program which has been earned but not yet paid; (ii) a pro-rata portion of the Executive’s target bonus for the year of termination, calculated by reference to the number of days during the bonus year during which he was employed by the Company; (iii) payment for all accrued, but unused, vacation time through the Date of Termination; and (iv) promptly following any such termination, the Executive (or his heirs, estate of legal representative) shall be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination. The amounts described in clauses (i), (ii) and (iii) above will be paid in a single lump sum within ten (10) days after the Date of Termination. The terms of all Company restricted stock units, stock options and other equity based awards will be as set forth in the applicable award agreements, and the Executive’s entitlements under any other benefit plan or program shall be as determined thereunder

SECTION 5.04. Termination for Cause or Other Than Good Reason. If the Employment Period shall be terminated prior to the Retirement Date (a) by the Company for Cause or (b) by the Executive other than for Good Reason and not due to the Executive’s death or Permanent Disability, the Executive shall be entitled, within ten (10) days following the Date of Termination, to receive solely (i) the Base Salary through the Date of Termination; (ii) payment for all accrued, but unused, vacation time through the Date of Termination; and (iii) reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination. The Executive’s rights under any benefit plan or program shall be as set forth thereunder.

SECTION 5.05. Medical Benefits. (a) If the Employment Period is terminated as a result of a termination of employment as specified in Section 5.02, the Executive and his dependents shall continue to receive his medical insurance benefits from the Company, on terms substantially comparable to the terms of the Company’s medical plan, for a period equal to the lesser of (x) twenty four (24) months following the Date of Termination or (y) until the Executive is provided by another employer with benefits substantially comparable (with no preexisting condition limitations) to the benefits provided by the Company’s medical plan. For purposes of enforcing this offset provision, the Executive shall have a duty to promptly inform the Company in writing as to the terms and conditions of any medical benefits provided in connection with any subsequent employment. Notwithstanding the foregoing, the benefits provided in this Section 5.05 shall not in any way modify, limit, or waive any rights the Executive or his dependents may have with respect to any retiree or other post-employment medical benefits, it being agreed that this Section 5.05 provides a minimum amount of coverage that must be provided, and not a replacement of any coverage to which the Executive or his dependents may otherwise be entitled.

(b) The benefits set forth under Section 5.05(a) will be provided as follows:

(1) The first eighteen months will be available through COBRA. If the Executive elects COBRA continuation coverage, the Executive shall continue to participate in all medical insurance plans he was participating on the Date of Termination, and the Company shall pay the applicable premium and will annually impute income to the Executive for the fair market value of the premium. To the extent that Executive had dependent coverage immediately prior to termination of employment, such continuation of benefits for Executive shall also cover Executive’s dependents for so long as Executive is receiving benefits under this paragraph and such dependents remain eligible. The COBRA Continuation Period for medical insurance under this paragraph shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the medical plan. For purposes of this Agreement, (a) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (b) “COBRA Continuation Period” shall mean the continuation period for medical insurance to be provided under the terms of this Agreement which shall commence on the first day of the calendar month following the month in which the date of termination falls and generally shall continue for an 18-month period.

(2) Following the conclusion of the 18 month COBRA Continuation Period described above, the Company will provide coverage as follows:

a) If the relevant medical plan is self insured (within the meaning of Code Section 105(h)), and such plan permits coverage for the Executive, then the Company will continue to provide coverage under the plan for an additional six (6) months and will annually impute income to the Executive for the fair market value of the premium.

b) If, however, the plan does not permit the continued participation following the end of the COBRA Continuation Period as contemplated above, then the Company will reimburse Executive for the actual cost to Executive of any individual medical insurance policy obtained by Executive in accordance with the procedures set forth in subsection (3) below.

(3) Reimbursement to the Executive pursuant to subsection (b) above will be available only to the extent that (a) such expense is actually incurred for any particular calendar year and reasonably substantiated; (b) reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Executive; (c) no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year; and (d) the right to this reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, no reimbursement will be provided for any expense incurred following the additional six (6) months, or for any expense that relates to coverage after such date or the original 24 month period contemplated by Section 5.05(a).

SECTION 5.06. Notice of Termination. Any termination by the Company for Permanent Disability or Cause or without Cause, or by the Executive with or without Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

SECTION 5.07. Date of Termination. “Date of Termination” shall mean if the Employment Period ends prior to the Retirement Date: (a) as a result of a Permanent Disability, the next business day after a Notice of Termination is given following the Permanent Disability; (b) as a result of death, the date of death; and (c) for any other reason, the later of the date the Notice of Termination is given or the end of any applicable correction period except as otherwise specifically provided herein.

SECTION 5.08. No Duty to Mitigate. The Executive shall have no duty to seek new employment or other duty to mitigate following a termination of employment as described in Section 5.02 above, and no compensation or benefits described in Section 5.02 shall be subject to reduction or offset on account of any subsequent compensation, other than as provided in Section 5.05.

SECTION 5.09. Release. Notwithstanding any other provision hereof, the Executive shall not be required by the Release to release claims that the Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment, claims that arise after the effective date of the Release, any rights the Executive may have to enforce Sections 5.02 of this Agreement, and claims for which the Executive is entitled to be indemnified under the Company’s charter, by-laws or under applicable law or pursuant to the Company’s directors’ and officer’s liability insurance policies and Article 9 of this Agreement.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01. Confidential Information and Trade Secrets. The Executive and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion credit and financial data, manufacturing processes, financial methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Executive will not at any time during or after the Executive’s employment with the Company disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any Person, other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets. The foregoing obligations imposed by this Section 6.01 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such information has become, through no fault of the Executive, generally known to the public, or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive agrees that upon termination of employment with the Company for any reason, the Executive will immediately return to the Company all memoranda, books, paper, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates. The Executive further agrees that the Executive will not retain or use for the Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

ARTICLE 7

NONCOMPETITION

SECTION 7.01. Noncompetition. (a) The Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that during the term of the Executive’s employment and for a period of two (2) years after the termination thereof:

(i) the Executive will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or any of its Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any Restricted Territory;

(ii) the Executive will not perform or solicit the performance of services for any customer or client of the Company or any of its Affiliates;

(iii) the Executive will not directly or indirectly induce any employee of the Company or any of its Affiliates to (1) engage in any activity or conduct which is prohibited pursuant to this Section 7.01, or (2) terminate such employee’s employment with the Company or any of its Affiliates. Moreover, the Executive will not directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least twelve (12) months; and

(iv) the Executive will not directly or indirectly assist others in engaging in any of the activities which are prohibited under clauses (i)-(iii) of this Section 7.01(a) above.

(b) The covenant contained in Section 7.01(a)(i) above is intended to be construed as a series of separate covenants, one for each county, town, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(c) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 7.01 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

ARTICLE 8

EQUITABLE RELIEF

SECTION 8.01. Equitable Relief. The Executive acknowledges that (a) the covenants contained in Sections 6.01 and 7.01 hereof are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01 or 7.01 hereof could cause irreparable harm to the Company for which it would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01 or 7.01 hereof, the Company shall be entitled as a matter of right to an injunction, without a requirement to post bond, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Executive or the Executive’s employees, partners or agents.

ARTICLE 9

INDEMNIFICATION

SECTION 9.01. (a) Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.

(b) D&O Insurance. During the Employment Period, the Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive to the same extent that the Company provides such coverage for any other officer or director of the Company and, after the expiration of the Employment Period, the Executive shall be entitled to such coverage to the same extent that the Company provides such coverage for any other current or former officer or director of the Company.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01. Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contact and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

SECTION 10.02. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties. Notwithstanding the foregoing or any provisions of this Agreement to the contrary, the Company may at any time, with the consent of the Executive, modify or amend any provision of this Agreement or take any other action, to the extent necessary or advisable to ensure that this Agreement complies with or is exempt from Section 409A of the Code and that any payments or benefits under this Agreement are not subject to interest and penalties under Section 409A of the Code.

SECTION 10.03. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company and the Company may assign this Agreement only to a successor to all or substantially all of its assets.

SECTION 10.04. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 10.05. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 10.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 10.07. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	CONSOL Energy Inc. CNX Center 1000 CONSOL Energy Drive Canonsburg, PA 15317 Attn: Corporate Secretary

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 10.08. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 10.09. No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 10.10. Effectiveness; Entire Agreement. This Agreement shall become effective on the Start Date. Prior to the Start Date, the Prior Employment Agreement shall remain in full force and effect in accordance with its terms. On and after the Start Date, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof, including, without limitation, the Prior Employment Agreement. Notwithstanding the foregoing, the Change in Control Agreement shall continue in full force and effect, in accordance with its terms.

SECTION 10.11. Legal Fees and Expenses. In the event that the Executive institutes any legal action to enforce his rights under, or to recover damages for breach of this Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from the Company reasonable attorneys’ fees and disbursements incurred by him. Such fees and expenses will be paid by the Company in no event later than the end of the Executive’s taxable year following the Executive’s taxable year in which the fees and expenses become due by reason of the Executive being the prevailing party.

SECTION 10.12. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

SECTION 10.13. Survival. Sections 5.02, 5.03, 5.04, 5.05, 5.08, 6.01, 7.01, 8.01, 9.01 and Article 10 hereof will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period, and the Agreement shall otherwise remain in full force to the extent necessary to enforce any rights and obligations arising hereunder during the Employment Period.

SECTION 10.14. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF PENNSYLVANIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 10.15. Internal Revenue Code Section 409A.

(a) If any benefit provided under this Agreement is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

(b) For purposes of the Agreement, the Executive shall be considered to have experienced a termination of employment only if the Executive has terminated employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether the Executive has terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.

(c) For purposes of Section 409A, each severance benefit payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) the Employee’s termination date and within the applicable 2  1⁄2 month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Executive shall have no right to designate the date of any payment under this Agreement.

(d) With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Code. The Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account or a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Executive ) if the Executive is a “specified employee” (as defined in Section 409A of the Code and determined in accordance with the procedures established by the Company). Any payment that would otherwise have been due or owing during such 6-month period will be paid immediately following the end of the 6-month period in the month following the month containing the 6-month anniversary of the date of termination.

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[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

CONSOL ENERGY INC.

BY:	/s/ Pete Carpenter
Pete Carpenter, Chair of Compensation Committee

/s/ J. Brett Harvey
J. Brett Harvey, Executive